SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                      FORM 8-K


                   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                       OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):      December 14, 2007
                                                      ____________________

Exact Name of Registrant as
  Specified in Its Charter:                  CalAmp Corp.
                                ___________________________________


          DELAWARE                       0-12182              95-3647070
 _____________________________         ____________         _____________
State or Other Jurisdiction of         Commission          I.R.S. Employer
Incorporation or Organization          File Number        Identification No.



Address of Principal Executive Offices:     1401 N. Rice Avenue
                                            Oxnard, CA 93030
                                           _________________________

Registrant's Telephone Number, Including
 Area Code:                                    (805) 987-9000
                                             _________________________

Former Name or Former Address,
 if Changed Since Last Report:                    Not applicable
                                             _____________________________


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.	Entry into a Material Definitive Agreement

         On December 14, 2007, CalAmp Corp. ("CalAmp") entered into a settlement agreement with EchoStar Technologies Corporation ("EchoStar") that resolves matters regarding a product performance issue affecting Direct Broadcast Satellite ("DBS") equipment manufactured by CalAmp for this customer.

         As previously disclosed, certain products shipped by CalAmp to EchoStar experienced a field performance issue as a result of the premature deterioration of printed circuit board ("PCB") laminate material provided by another vendor. In addressing this matter, earlier this year EchoStar began returning product to CalAmp for corrective action and put on hold new orders for CalAmp equipment, pending the requalification of all products manufactured by CalAmp for EchoStar.

         Under terms of the settlement agreement, CalAmp agreed to rework certain DBS products previously returned to CalAmp or to be returned over a 15 month period and will provide extended warranty periods for workmanship (18 months) and product failures due to the issue with the PCB laminate material (36 months). In addition, as part of the settlement:

      * CalAmp issued to EchoStar one million shares of CalAmp common stock.

      * CalAmp issued to EchoStar a warrant to purchase an additional 350,000 shares of common stock at $3.72 per share, which is 110% of the volume-weighted average price of CalAmp's common stock for the 120 calendar days immediately preceding the date of the settlement agreement, exercisable for three years.

      * EchoStar agreed to restrictions on 500,000 shares of the common stock issued in connection with the settlement and the warrant shares that limit sales to 285,000 shares in any one year period following the settlement date. EchoStar also agreed to vote all of its CalAmp shares (including the warrant shares) either with the recommendation of CalAmp's Board of Directors or in the same proportion as all other outstanding shares.

      * CalAmp issued a $5 million non-interest bearing promissory note to EchoStar that is payable at a rate of $5.00 per unit on the first one million DBS units purchased by EchoStar after the date of the settlement agreement. The promissory note, which is subordinated to the outstanding indebtedness under CalAmp's bank credit facility, will be accelerated if CalAmp becomes insolvent, files for bankruptcy, or undergoes a change of control.

      * CalAmp granted piggyback registration rights to EchoStar to include its CalAmp shares in certain offerings by CalAmp.

      * EchoStar agreed to pay $1.3 million of $2.3 million in outstanding accounts receivable due to CalAmp, with the remaining $1 million of receivables canceled by CalAmp as additional consideration for the settlement.

      * The parties agreed to immediately release each other from claims related to certain products manufactured with the defective PCB laminate material, and to release claims related to certain other products upon the later of: (i) the 15-month anniversary of the settlement agreement; and (ii) the date that CalAmp has shipped a total of 400,000 reworked products; provided that if this delayed release date has not occurred within two years of the original settlement date, such claims will not be released. In addition, each party has agreed not to initiate any proceeding with respect to the delayed release claims prior to the earlier of the delayed release date and the second anniversary of the settlement, subject to certain acceleration events based on CalAmp's performance under the settlement agreement.

         Based on currently available information, CalAmp believes that its previously established reserves as of August 31, 2007, the end of its most recently reported fiscal quarter, will be adequate to cover the total costs of this settlement agreement. However, it is possible that the final charges could be materially different from the amount of existing reserves.

         A copy of the settlement agreement and agreements ancillary to the settlement agreement, and a copy of CalAmp's press release, dated December 17, 2007, with respect to the settlement agreement, are each filed as an exhibit to this Current Report on Form 8-K.


Item 9.01.  Financial Statements and Exhibits

     (d)    Exhibits

       4.1 Warrant, dated December 14, 2007, issued by CalAmp Corp. to EchoStar Technologies Corporation.

      10.1 Settlement Agreement, dated December 14, 2007, by and between CalAmp Corp. and EchoStar Technologies Corporation.

      10.2 Subordinated Promissory Note, dated December 14, 2007, in the amount of $5,000,000 issued by CalAmp Corp. to EchoStar
      Technologies Corporation.

      10.3 Registration Rights Agreement, dated December 14, 2007, by and between CalAmp Corp. and EchoStar Technologies Corporation.

      10.4 Voting and Lock-Up Agreement, dated December 14, 2007, by and between CalAmp Corp. and EchoStar Technologies Corporation.

      99.1 Press release of CalAmp Corp., dated December 17, 2007, announcing the settlement agreement with EchoStar Technologies Corporation

                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CALAMP CORP.



     December 17, 2007            By:   /s/ Richard K. Vitelle
    ___________________                 _________________________
          Date                          Richard K. Vitelle,
                                        Vice President-Finance
                                        (Principal Financial Officer)